Exhibit 99.1

For release  8/12/03

7:00 AM

YOUNG BROADCASTING INC. ANNOUNCES

SECOND QUARTER RESULTS

KRON-TV POSTS STRONG FINANCIAL RESULTS AND INCREASES AUDIENCE SHARE

                New York, NY, August 12, 2003 - Young Broadcasting Inc. (“YBI”) (NASDAQ-YBTVA) today announced a net loss of $.24 per share or $4.6 million for the second quarter of 2003. The company narrowed its loss from continuing operations before benefit from income tax and cumulative effect of accounting change from $17.1 million in the second quarter of 2002 to $6.8 million in the second quarter of 2003.

                YBI’s net revenues and operating income for the second quarter of 2003 were $53.9 million and $6.8 million, respectively. For the six months ended June 30, 2003, net revenues were $101.2 million, operating income was $6.8 million, net loss was $22.3 million and net loss per share was $1.13.

Second Quarter 2003 Review

                Year to year second quarter revenue comparisons are impacted by the strong political revenue in 2002 ($3.4 million) and lack of similar revenue in 2003 ($671,000). If these political revenues are eliminated in both years, net revenue increased 3.4% in the second quarter 2003 compared to the second quarter of 2002. This non-political growth was in part due to the strong results at KRON-TV in San Francisco (see below). Local and national revenue at the network affiliates increased 2.5% during the second quarter of 2003 over the same period in 2002.

KRON-TV

                During the second quarter of 2003, KRON-TV in San Francisco continued to show growth. Compared to the prior year, local and national revenue grew about 13% in the second quarter of 2003, at a time when the Company believes the San Francisco market in general was flat. While showing sales gains, the impact of cost savings implemented at the station resulted in KRON’s operating expenses declining 4.3% in the second quarter compared to last year’s second quarter. As a result, KRON generated net cash from operating activities in the second quarter.

                KRON’s ratings have continued to show dramatic growth. During the recent May 2003 ratings period, KRON’s sign-on to sign-off ratings increased 17% over the same period in 2002. This was the largest increase of any station in the market. When translated into important sales demographics, this growth was even higher. The “Dr. Phil”

show at 8:00 PM regularly ranks second or third in its time period. “KRON 4 News at 9” household ratings have increased 45% on a year-to-year basis.

Vincent Young’s Comments

                “The performance of KRON-TV continues to confirm our unbridled confidence in the exceptional value of the station,” remarked Vincent Young, Chairman of Young Broadcasting. “We believe that the station is taking an increasing share of the San Francisco television advertising market and will continue to grow strongly in the future. The viewers in the area have recognized that KRON is the Bay Area’s News Station.”

                “Overall, U.S. broadcast media continued to feel the impact of the Iraq war and a less than vibrant economy,” Mr. Young continued. “Despite these factors, the performance of our station group as a whole, combined with enhancements we have made in our sales and marketing areas, should position us well for the anticipated economic rebound in the second half of this year.”

Second Quarter Conference Call:

Young Broadcasting will hold a conference call on August 12, 2003 at 11:00 AM (ET) immediately following the release of its second quarter earnings report. You may participate in the conference call by dialing 888-552-9135. (Passcode: YOUNG, Leader: Vincent Young.) This will enable you to listen to the presentation.  At the end of the presentation you will have the opportunity to participate in a Q&A session with Vincent Young, CEO of Young Broadcasting Inc. and with James Morgan, the Company’s CFO.

                You may listen to a live web-cast of the call by going to http://youngbroadcasting.com.  The archive will be available for replay through September 12, 2003. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors.  Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites on CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).  You may listen to a telephone replay of the entire call by dialing 800-925-3270 through August 14, 2003.

                Young Broadcasting owns eleven television stations and the national television representation firm, Adam Young Inc.  Six stations are affiliated with the ABC Television Network (WKRN-TV — Nashville, TN, WTEN-TV — Albany, NY, WRIC-TV — Richmond, VA, WATE-TV — Knoxville, TN, WTVO-TV — Rockford, IL and WBAY-TV — Green Bay, WI), three are affiliated with the CBS Television Network (WLNS-TV — Lansing, MI, KLFY-TV — Lafayette, LA and KELO-TV — Sioux Falls, SD) and one is affiliated with the NBC Television Network (KWQC-TV — Davenport, IA).  KRON-TV — San Francisco, CA is the largest independent station in the U.S. and the only independent VHF station in its market.

                Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Commission Act of 1934, as amended.  Readers are advised that such forward-looking statements are subject to risks and uncertainties that could significantly affect actual results from those expressed in any such statements.  Readers are directed to Young Broadcasting’s Annual Report on Form 10-K for the year ended December 31, 2002, as well as its other filings from time to time with the Securities and Exchange Commission, for a discussion of such risks and uncertainties.  Such risks and uncertainties include, among other things, the impact of changes in national and regional economies, the ability to successfully integrate acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, volatility in programming costs and geopolitical factors.

Contact:  Vincent Young, Chairman, James Morgan, Chief Financial Officer — 212-754-7070 or Don Ciaramella of The Lippin Group at 212-986-7080.

YOUNG BROADCASTING INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
	2002	2003	2002	2003
			(dollars in thousands, except per share data)

Net revenue	$101,037	$101,177	$54,450	$53,939
Operating expenses	80,665	82,572	40,083	41,263
Depreciation and amortization	12,018	11,849	5,906	5,853
Operating income	8,354	6,756	8,461	6,823

Interest expense, net	(51,512)	(31,917)	(24,702)	(15,897)
Non-cash change in market valuation of swaps	(290)	732	3,967	2,193
Loss on extinguishments of debt	(4,693)	-	(4,693)	-
Other (expenses) income, net	(258)	(131)	(171)	42
	(56,753)	(31,316)	(25,599)	(13,662)

Loss from continuing operations before benefit from income tax and cumulative effect of accounting change	(48,399)	(24,560)	(17,138)	(6,839)

Benefit from Income Tax	122,021	-	122,021	-
Income (loss) income from continuing operations before cumulative effect of accounting change	73,622	(24,560)	104,883	(6,839)

Income from operations of discontinued, net of applicable taxes, including gain on sale of station of $135.1 million in 2002 and $2.2 million in 2003	138,263	2,190	135,377	2,190
Income (loss) income before cumulative effect of accounting change	211,885	(22,370)	240,260	(4,649)

Cumulative effect of accounting change	(268,713)	-	-	-
Net (loss) income	$(56,828)	$(22,370)	$240,260	$(4,649)

Net (loss) income per common share - basic	$(2.89)	$(1.13)	$12.22	$(0.24)
Weighted average shares - basic	19,654,077	19,755,027	19,662,143	19,770,090

Other Financial Data:

Amortization of program license rights	8,419	8,954	4,129	4,329
Payments for program license liabilities	8,214	9,063	4,151	4,500
Non-cash compensation	681	603	304	289
Corporate overhead	5,751	6,428	3,023	3,291
Capital expenditures	1,704	5,936	1,383	3,427